Exhibit 99.1

FOR RELEASE: Thursday, October 25, 2018 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR
THE THREE MONTHS ENDED SEPTEMBER 30, 2018

Shreveport, Louisiana – October 25, 2018 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2018 of $1.2 million compared to net income of $1.0 million reported for the three months ended September 30, 2017. The Company's basic and diluted earnings per share were $0.68 and $0.63, respectively, for the three months ended September 30, 2018 compared to basic and diluted earnings per share of $0.55 and $0.53, respectively, for the three months ended September 30, 2017.

The increase in net income for the three months ended September 30, 2018 resulted primarily from a decrease of $257,000, or 45.0%, in provision for income taxes, a $146,000, or 3.9%, increase in net interest income, a decrease of $55,000, or 1.9%, in non-interest expense, along with a decrease of $50,000, or 16.7%, in provision for loan losses, partially offset by a decrease of $298,000, or 30.8%, in non-interest income.  The decrease in the provision for income taxes was primarily due to the Tax Cuts and Jobs Act (the "Tax Act") signed into law on December 22, 2017 which reduced the Company's effective tax rate for the three months ended September 30, 2018 over the prior year quarterly period.  The increase in net interest income for the three months ended September 30, 2018 was primarily due to a $293,000, or 6.4%, increase in total interest income, primarily due to an increase in the average rate of loans receivable, partially offset by an increase of $147,000, or 17.3%, in interest expense.  The Company's average interest rate spread was 3.60% for the three months ended September 30, 2018 compared to 3.48% for the three months ended September 30, 2017. The Company's net interest margin was 3.86% for the three months ended September 30, 2018 compared to 3.69% for the three months ended September 30, 2017. The increase in net interest margin on a comparative quarterly basis was primarily the result of an increase of 33 basis points in average yield on average balances of loans receivable for the three months ended September 30, 2018 compared to the prior year.

The following table sets forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2018		2017
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$325,720	5.47%	$330,376	5.14%
Investment securities	57,652	2.15	60,539	1.78
Interest-earning deposits	16,221	1.96	11,637	1.30
Total interest-earning assets	$399,593	4.85%	$402,552	4.53%

Interest-bearing liabilities:
Savings accounts	$36,099	0.54%	$35,758	0.52%
NOW accounts	33,079	0.50	36,277	0.48
Money market accounts	70,296	0.85	41,466	0.35
Certificates of deposit	166,889	1.63	164,502	1.40
Total interest-bearing deposits	306,363	1.20	278,003	1.01
Other bank borrowings	98	4.05	--	--
FHLB advances	10,614	2.54	42,890	1.33
Total interest-bearing liabilities	$317,075	1.25%	$320,893	1.05%

                The $298,000 decrease in non-interest income for the three months ended September 30, 2018, compared to the prior year quarterly period, was primarily due to a decrease of $213,000 in gain on sale of loans, $94,000 in gain on sale of securities, and $4,000 on other income, partially offset by an increase of $11,000 in service charges on deposit accounts, and $3,000 in gain on sale of fixed assets. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk. The decrease in gain on sale of loans reflects a reduced emphasis on the Company's mortgage banking operations in recent periods and fewer loans originated for sale.

The $55,000 decrease in non-interest expense for the three months ended September 30, 2018, compared to the same period in 2017, is primarily attributable to decreases of $98,000 in compensation and benefits expense, $26,000 in other expenses, $18,000 in loan and collection expense, $17,000 in data processing expense, and $7,000 in legal fees.  The decreases were partially offset by increases of $75,000 related to a write down on a parcel of  real estate owned that was purchased for a future branch site, $18,000 in advertising expenses, $10,000 in occupancy and equipment expense, $4,000 in audit and examination fees, $2,000 in franchise and bank shares tax expense, and $2,000 in deposit insurance premium expense.

At September 30, 2018, the Company reported total assets of $428.3 million, an increase of $6.7 million, or 1.6%, compared to total assets of $421.6 million at June 30, 2018. The increase in assets was comprised primarily of increases in loans receivable of $9.1 million, or 2.9%, from $317.5 million at June 30, 2018 to $326.6 million at September 30, 2018, investment securities of $809,000, or 1.4%, from $58.2 million at June 30, 2018 to $59.0 million at September 30, 2018, real estate owned of $649,000, or 55.1%, from $1.2 million at June 30, 2018 to $1.8 million at September 30, 2018, premises and equipment of $509,000, or 4.2%, from $12.2 million at June 30, 2018 to $12.7 million at September 30, 2018, and accrued interest receivable of $47,000, or 4.1%, from $1.1 million at June 30, 2018 to $1.2 million at September 30, 2018.  These increases were partially offset by decreases in cash and cash equivalents of $2.5 million, or 15.9%, from $15.9 million at June 30, 2018 to $13.3 million at September 30, 2018, loans held-for-sale of $1.9 million, or 27.6%, from $6.8 million at June 30, 2018 to $4.9 million at September 30, 2018, and other assets of $116,000, or 1.5%, from $7.6 million at June 30, 2018 to $7.5 million at September 30, 2018.  The increase in investment securities was primarily due to the purchase of $3.7 million of mortgage-backed securities offset by $2.8 million of principal repayments on mortgage-backed securities.  The decrease in loans held-for-sale resulted primarily from a decrease in loans originated for sale during the three months ended September 30, 2018.  The increase in real estate owned was due to the acquisition of ten one-to-four family residences during the quarter ended September 30, 2018.

Total liabilities increased $5.8 million, or 1.5%, from $374.6 million at June 30, 2018 to $380.4 million at September 30, 2018 primarily due to an increase in total deposits of $10.5 million, or 2.9%, to $370.8 million at September 30, 2018 compared to $360.3 million at June 30, 2018, and an increase in other liabilities of $640,000, or 26.5%, from $2.4 million at June 30, 2018 to $3.1 million at September 30, 2018, partially offset by a decrease of $5.1 million, or 43.6%, in advances from the Federal Home Loan Bank from $11.6 million at June 30, 2018 to $6.6 million at September 30, 2018, and a decrease in other borrowings of $300,000 from $300,000 at June 30, 2018 to a zero balance at September 30, 2018.  The increase in deposits was primarily due to an $11.8 million, or 7.3%, increase in certificates of deposit from $161.3 million at June 30, 2018 to $173.1 million at September 30, 2018, a $2.6 million, or 4.4%, increase in non-interest bearing deposits from $58.0 million at June 30, 2018 to $60.6 million at September 30, 2018, and a $243,000, or 0.7%, increase in savings deposits from $36.2 million at June 30, 2018 to $36.5 million at September 30, 2018,  partially offset by a decrease of $3.2 million, or 9.1%, in NOW accounts from $34.6 million at June 30, 2018 to $31.4 million at September 30, 2018, and a decrease in money market deposits of $946,000, or 1.3%, from $70.2 million at June 30, 2018 to $69.2 million at September 30, 2018. The Company had $8.7 million in brokered deposits at June 30, 2018 and September 30, 2018. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.  The decrease in advances from the Federal Home Loan Bank was primarily due to growth in total deposits which replaced advances as a source of funds.

At September 30, 2018, the Company had $2.7 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $3.0 million of non-performing assets at June 30, 2018, consisting of one commercial business loan, five single-family residential loans, three line of credit loans, one residential lot in other real estate owned, and twelve single family residential loans in other real estate owned at September 30, 2018 compared to nine single-family residential loans, three line of credit loans, one commercial business loan, and one residential lot in other real estate owned, and two single-family residential loans in other real estate owned at June 30, 2018. At September 30, 2018, the Company had five single family residential loans, one line of credit loan, one commercial business loan, and five loans to one borrower consisting of two commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard compared to eight single family residential loans, two line of credit loans, one commercial business loan, and five loans to one borrower consisting of two commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard at June 30, 2018. There were no loans classified as doubtful at September 30, 2018 or June 30, 2018.

Shareholders' equity increased $922,000, or 2.0%, to $48.0 million at September 30, 2018 from $47.0 million at June 30, 2018.  The primary reasons for the changes in shareholders' equity from June 30, 2018 were net income of $1.2 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $152,000, and proceeds from the issuance of common stock from the exercise of stock options of $90,000. These increases in shareholders' equity were partially offset by acquisition of Company stock of $198,000, dividends paid totaling $265,000, and a decrease in the Company's accumulated other comprehensive income of $75,000.

The Company repurchased 5,812 shares of its common stock under its stock repurchase program during the quarter ended September 30, 2018 at an average price per share of $34.15. On October 12, 2016, the Company announced that its Board of Directors approved a seventh stock repurchase program for the repurchase of up to 97,000 shares. As of September 30, 2018, there were 29,377 shares remaining for repurchase under the seventh stock repurchase program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its six full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe", "expect", "anticipate", "estimate", and "intend", or future or conditional verbs such as "will", "would", "should", "could", or "may".  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30, 2018	June 30, 2018
	(Unaudited)
ASSETS

Cash and cash equivalents	$13,340	$15,867
Securities available-for-sale at fair value	31,329	29,324
Securities held-to-maturity (fair value September 30, 2018: $26,409; June 30, 2018: $27,818)	27,692	28,888
Loans held-for-sale	4,899	6,762
Loans receivable, net of allowance for loan losses (September 30, 2018: $3,497; June 30, 2018: $3,425)	326,621	317,493
Accrued Interest Receivable	1,193	1,146
Premises and equipment, net	12,752	12,243
Deferred tax asset	1,144	1,102
Real estate owned	1,826	1,177
Other assets	7,532	7,648

Total assets	$428,328	$421,650

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$370,745	$360,260
Advances from the Federal Home Loan Bank of Dallas	6,568	11,637
Other Borrowings	--	300
Other liabilities	3,056	2,416

Total liabilities	380,369	374,613

Shareholders' equity	47,959	47,037

Total liabilities and shareholders' equity	$428,328	$421,650

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended
	September 30,
	2018	2017
	(Unaudited)
Interest income
Loans, including fees	$4,494	$4,284
Investment securities	14	11
Mortgage-backed securities	298	260
Other interest-earning assets	80	38
Total interest income	4,886	4,593
Interest expense
Deposits	929	707
Federal Home Loan Bank borrowings	68	144
Other bank borrowings	1	--
Total interest expense	998	851
Net interest income	3,888	3,742

Provision for loan losses	250	300
Net interest income after provision for loan losses	3,638	3,442

Non-interest income
Gain on sale of loans	392	605
Gain on sale of fixed assets	3	--
Gain on sale of securities	--	94
Income on Bank-Owned Life Insurance	35	36
Service charges on deposit accounts	227	216
Other income	13	17

Total non-interest income	670	968

Non-interest expense
Compensation and benefits	1,616	1,714
Occupancy and equipment	320	310
Data processing	150	167
Audit and examination fees	54	50
Franchise and bank shares tax	100	98
Advertising	58	40
Legal fees	139	146
Loan and collection	62	80
Deposit insurance premium	30	28
Real estate owned valuation adjustment	75	--
Other expenses	172	198

Total non-interest expense	2,776	2,831

Income before income taxes	1,532	1,579
Provision for income tax expense	314	571

NET INCOME	$1,218	$1,008

EARNINGS PER SHARE

Basic	$0.68	$0.55
Diluted	$0.63	$0.53

	Three Months Ended
	September 30,
	2018	2017
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.60%	3.48%
Net interest margin	3.86%	3.69%
Return on average assets	1.14%	0.94%
Return on average equity	10.33%	8.57%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.64%	0.78%
Allowance for loan losses as a percent of non-performing loans	127.29%	99.07%
Allowance for loan losses as a percent of total loans receivable	1.05%	1.00%

Per Share Data:
Shares outstanding at period end	1,894,105	1,927,053
Weighted average shares outstanding:
Basic	1,795,630	1,816,295
Diluted	1,932,225	1,914,932
Tangible book value at period end	$25.32	$24.06
________________________
(1) Ratios for the three month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145